UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On September 30, 2016, we announced that we entered into an Amended and Restated Collaborative Research, Development, Commercialization and License Agreement with PepsiCo, Inc. effective as of September 30, 2016. The agreement extends PepsiCo’s research funding for Senomyx’s natural sweet taste program for an additional three years, through September 2019. The research program has been broadened to include the screening and evaluation of plant extracts and plant fractionations owned by PepsiCo in addition to Senomyx’s own natural botanical library.

Research and Development Funding: Under the agreement, we will receive $18.0 million in research and development payments, payable in equal quarterly installments over the three year research period. Under certain circumstances, this level of funding may be reduced, but under no circumstances would this funding be reduced below $15.0 million during the three year research period. In addition, PepsiCo has also agreed to reimburse us for certain specified out-of-pocket expenses that we may incur during the course of the research program.

Extension Option and Termination Rights: PepsiCo has the option to extend the natural sweet taste research program for two additional years, which would result in additional research funding commitments and payments during the extension of the research program.  Quarterly research and development funding will increase by 10% during the period of extension. Both parties have the right to terminate the agreement in the event of the other party’s uncured material breach and PepsiCo also has the unilateral right to terminate the agreement in the event that a direct competitor of PepsiCo acquires more than 30% of our outstanding voting securities.

Rights: PepsiCo will have non-exclusive rights for commercial development of natural sweeteners and natural sweet enhancers discovered, developed and selected under the collaboration for use in all non-alcoholic beverage categories on a worldwide basis. Senomyx will have the right to collaborate with any third party concerning the research, development and commercialization of its natural sweet taste program, except with respect to a key competitor of PepsiCo. Senomyx may also not license any selected natural sweet enhancer or natural sweeteners to such key competitor for a period of two years following the receipt of U.S. regulatory approval. Senomyx has immediate rights to collaborate with any third party concerning the research, development and commercialization of its synthetic sweet taste program. PepsiCo will maintain their existing rights to any sweet enhancer selected prior to the Amended and Restated Collaborative Agreement effective date.

Milestones/Royalties: We will also be eligible for milestone payments based on the achievement of predetermined goals as well as royalty payments upon the sale of products containing natural sweeteners or natural sweet enhancers selected under the collaboration. If a selected natural sweetener or natural sweet enhancer is discovered solely through PepsiCo’s natural library, PepsiCo will be entitled to a reduction in the royalty payable to Senomyx and to receive a royalty on Senomyx’s commercial revenues generated by such selected ingredient.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press Release dated September 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ CATHERINE LEE
Catherine Lee
Vice President, General Counsel and Corporate Secretary

Date: September 30, 2016